Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Marqeta, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	27,069,175(2)	$9.48(4)	$256,615,779	$92.70 per $1,000,000	$23,789
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	5,413,835(3)	$8.058(5)	$43,624,683	$92.70 per $1,000,000	$4,045
Total Offering Amounts					$300,240,462		$27,834
Total Fee Offsets							$0.00
Net Fee Due							$27,834

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (“2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.
(2)	Reflects an automatic increase to the number of shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan, which annual increase is provided for in the 2021 Plan.
(3)	Reflects an automatic increase to the number of shares of Class A Common Stock reserved for issuance under the 2021 ESPP, which annual increase is provided for in the 2021 ESPP.
(4)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.48 per share, which is the average of the high and low prices of Class A Common Stock, as reported on The Nasdaq Global Select Market, on March 8, 2022.

(5)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $9.48 per share, which is the average of the high and low prices of Class A Common Stock, as reported on The Nasdaq Global Select Market, on March 8, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.